                                                                EXHIBIT 99(d)(7)

                         NY CLS Bus Corp @ 623 (1996)

@ 623.  Procedure to enforce shareholder's right to receive payment for shares

   (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by
(1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates [fig 1] for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

   (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

   (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

   (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

   (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

   (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

   (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

   (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

   (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates [fig 1] for any such shares represented by certificates.

(i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

   (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

   (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

   (3) The dissenting shareholder shall exercise such option under subparagraph
(1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

                      New York Consolidated Laws Service
              Copyright (c) 1996, Lawyers Cooperative Publishing

             *** THIS SECTION IS CURRENT THROUGH HC. 254, 09/01/96

***

                          BUSINESS CORPORATION LAW
ARTICLE 9. MERGER OR CONSOLIDATION; GUARANTEE; DISPOSITION OF ASSETS [fig 1] ; SHARE EXCHANGES

                          NY CLS Bus Corp @ 902 (1996)

@ 902.  Plan of merger or consolidation

   (a) The board of each corporation proposing to participate in a merger or consolidation under section 901 (Power of merger or consolidation) shall adopt a plan of merger or consolidation, setting forth:

   (1) The name of each constituent corporation and, if the name of any of them has been changed, the name under which it was formed; and the name of the surviving corporation, or the name, or the method of determining it, of the consolidated corporation.

   (2) As to each constituent corporation, the designation and number of outstanding shares of each class and series, specifying the classes and series entitled to vote and further specifying each class and series, if any, entitled to vote as a class; and, if the number of any such shares is subject to change prior to the effective date of the merger or consolidation, the manner in which such change may occur.

   (3) The terms and conditions of the proposed merger or consolidation, including the manner and basis of converting the shares of each constituent corporation into shares, bonds or other securities of the surviving or consolidated corporation, or the cash or other consideration to be paid or delivered in exchange for shares of each constituent corporation, or a combination thereof.

   (4) In case of merger, a statement of any amendments or changes in the certificate of incorporation of the surviving corporation to be effected by such merger; in case of consolidation, all statements required to be included in a certificate of incorporation for a corporation formed under this chapter, except statements as to facts not available at the time the plan of consolidation is adopted by the board.

   (5) Such other provisions with respect to the proposed merger or consolidation as the board considers necessary or desirable.

                         BUSINESS CORPORATION LAW
ARTICLE 9. MERGER OR CONSOLIDATION; GUARANTEE; DISPOSITION OF ASSETS SHARE EXCHANGES

                          NY CLS Bus Corp @ 905 (1996)

@ 905.  Merger of parent and subsidiary [fig 1] corporations

   (a) Any domestic corporation owning at least ninety percent of the outstanding shares of each class of another domestic corporation or corporations may either merge such other corporation or corporations into itself without the authorization of the shareholders of any such corporation [fig 1] or merge itself and one or more of such other corporations into one of such other corporations with the authorization of the parent corporation's shareholders in accordance with paragraph (a) of section 903 (Authorization by shareholders). In either case, the board of such parent corporation shall adopt a plan of merger, setting forth:

   (1) The name of each [fig 1] corporation to be merged and the name of the surviving corporation, and if the name of any of them has been changed, the name under which it was formed.

   (2) The designation and number of outstanding shares of each class of each [fig 1] corporation to be merged and the number of such shares of each class, if any, owned by the surviving corporation; and if the number of any such shares is subject to change prior to the effective date of the merger, the manner in which such change may occur.

   (3) The terms and conditions of the proposed merger, including the manner and basis of converting the shares of each subsidiary corporation to be merged not owned by the [fig 1] parent corporation into shares, bonds or other securities of the surviving corporation, or the cash or other consideration to be paid or delivered in exchange for shares of each such subsidiary corporation, or a combination thereof.

   (4) (Added, L 1991) If the parent corporation is not the surviving corporation, provision for the pro rata issuance of shares of the surviving corporation to the shareholders of the parent corporation on surrender of any certificates therefor.

   (5) (Added, L 1991) If the parent corporation is not the surviving corporation, a statement of any amendments or changes in the certificate of incorporation of the surviving corporation to be effected by the merger.

   (6) Such other provisions with respect to the proposed merger as the board considers necessary or desirable.

(b) If the surviving corporation is the parent corporation, a [fig 1] copy of such plan of merger or an outline of the material features thereof shall be given, personally or by mail, to all holders of shares of each subsidiary corporation to be merged not owned by the [fig 2] parent corporation, unless the giving of such copy or outline has been waived by such holders.

(c) A certificate of merger, entitled "Certificate of merger of . . . into . . . (names of corporations) under section 905 of the Business Corporation Law", shall be signed, verified and delivered to the department of state by the surviving corporation. If the surviving corporation is the parent corporation and such corporation does not own all shares of each subsidiary corporation to be merged, such certificate shall be delivered not less than thirty days after the giving of a copy or outline of the material features of the plan of merger to shareholders of each such subsidiary corporation, or at any time after the waiving thereof by the holders of all of the outstanding shares of each such subsidiary corporation not owned by the surviving corporation. The certificate shall set forth:

   (1) The statements required by subparagraphs (a) (1), (2), (4) and (5) of this section.

   (2) The effective date of the merger if other than the date of filing of the certificate of merger by the department of state.

   (3) The date when the certificate of incorporation of each constituent corporation was filed by the department of state.

   (4) A statement that the plan of merger was adopted by the board of directors of the parent corporation.

   (5) If the surviving corporation is the parent corporation and such corporation does not own all the shares of each subsidiary corporation to be merged, either the date of the giving to holders of shares of each such subsidiary corporation not owned by the surviving corporation of a copy of the plan of merger or an outline of the material features thereof, or a statement that the giving of such copy or outline has been waived, if such is the case.

   (6) (Added, L 1991) If the parent corporation is not the surviving corporation, a statement that the proposed merger has been approved by the shareholders of the parent corporation in accordance with paragraph (a) of section 903 (Authorization by shareholders).

(d) The surviving corporation shall thereafter cause a copy of such certificate, certified by the department of state, to be filed in the office of the clerk of each county in which the office of a constituent corporation, other than the surviving corporation, is located, and in the office of the official who is the recording officer of each county in this state in which real property of a constituent corporation, other than the surviving corporation, is situated.

(e) Paragraph (b) of section 903 (Authorization by shareholders) shall apply to a merger under this section.

(f) The right of merger granted by this section to certain corporations shall not preclude the exercise by such corporations of any other right of merger or consolidation under this article.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                          BUSINESS CORPORATION LAW
ARTICLE 9. Merger or Consolidation; Guarantee; Disposition of Assets Share Exchanges NY CLS Bus Corp @ 910 (1996)

@ 910. Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange

   (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

   (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and (C).

      (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

         (i) To a shareholder of the [fig 1] parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary [fig 2] corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); and

         (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subparagraph (i), unless such merger effects one or more of the changes specified in subparagraph
(b) (6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder.

      (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

      (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange.

   (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.